Exhibit 23.1

Board of Directors
C-Chip Technologies Corporation
Montreal, Quebec
Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated July 28, 2002, on the financial statements of Keystone Mines Limited (now known as C-Chip Technologies Corporation) as of June 30, 2002, for the filing with and attachment to the Form S-8.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
 Spokane, Washington

June 14, 2004